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                                                                   Exhibit 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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
                                                       Six
                                                      Months
                                                       Ended                         Years Ended December 31,
                                                      June 30,   ----------------------------------------------------------------
                                                        2005          2004         2003         2002         2001         2000
                                                    ------------ ------------ ------------ ------------ ------------ ------------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                        $   537,779  $   944,966  $   758,387  $   718,592  $   501,045  $   470,350

  Fixed charges, excluding interest on deposits         207,785      281,244      267,379      301,518      321,059      321,812
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 745,564    1,226,210    1,025,766    1,020,110      822,104      792,162

  Interest on deposits                                  226,293      276,102      228,216      283,385      566,899      772,016
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                       $   971,857  $ 1,502,312  $ 1,253,982  $ 1,303,495  $ 1,389,003  $ 1,564,178
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                          $    50,353  $    61,256  $    81,070  $   150,310  $   188,587  $   224,187

     Long-term borrowings                               145,658      196,440      163,348      127,343      110,842       78,773

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                           11,774       23,548       22,961       23,865       21,630       18,852
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits       207,785      281,244      267,379      301,518      321,059      321,812

     Interest on deposits                               226,293      276,102      228,216      283,385      566,899      772,016
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits   $   434,078  $   557,346  $   495,595  $   584,903  $   887,958  $ 1,093,828
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           3.59 x       4.36 x       3.84 x       3.38 x       2.56 x       2.46 x

  Including interest on deposits                           2.24 x       2.70 x       2.53 x       2.23 x       1.56 x       1.43 x
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